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                                                                EXHIBIT 5.1

                               September 25, 1996

Boyd Gaming Corporation
2950 South Industrial Road
Las Vegas, Nevada 89109

         Re:   ____% Senior Notes Due 2003;
               Registration Statement on Form S-3
               No. 333-05555

Ladies and Gentlemen:

         We have acted as counsel for Boyd Gaming Corporation (the "Company") and certain of its wholly-owned subsidiaries, California Hotel and Casino, Boyd Tunica, Inc., Boyd Mississippi, Inc., Boyd Kansas City, Inc., Boyd Kenner, Inc., Mare-Bear, Inc., Sam-Will, Inc., Eldorado, Inc., and MSW, Inc. (the "Co-Registrants"), in connection with the Registration Statement (the "Registration Statement") on Form S-3 under the Securities Act of 1933, as amended, for the registration and sale of an aggregate of $200,000,000 principal amount of ___% Senior Notes Due 2003 (the "Notes") by the Company, which will be unconditionally guaranteed as to principal, premium, if any, and interest on a senior unsecured basis (the "Guaranties") by all material existing, and certain future, subsidiaries of the Company, including the Co-Registrants. The Notes and the Guaranties will be issued pursuant to the terms and conditions of, and in the forms set forth in, an indenture (the "Indenture") among the Company, the Co-Registrants and The Bank of New York, a New York corporation, as trustee (the "Trustee"). The Notes and the Guaranties are referred to collectively hereinafter as the "Securities."

         We have examined originals or copies of the Indenture and the Securities. In addition, we have examined such records, documents, certificates of public officials and of the Company, made such inquiries of officials of the Company, and considered such questions of law as we have deemed necessary for the purpose of rendering the opinions set forth herein.

         We have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. We have also assumed that each party to the Indenture and the Securities, other than the Company and the Co-Registrants, has the power and authority to execute

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Boyd Gaming Corporation
September 25,1996
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and deliver, and to perform and observe the provisions of, the Indenture and the
Securities, and has duly authorized, executed and delivered the Indenture and the Securities, that the Indenture constitutes the legal, valid and binding obligations of the Trustee, and that the Indenture will be duly authenticated by the Trustee and duly qualified under the Trust Indenture Act of 1939, as amended. We have also assumed compliance with all applicable state securities and "Blue Sky" laws.

         The opinions hereinafter expressed are subject to the following further qualifications and exceptions:

         (i) The effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

         (ii) Limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of the Documents; and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenants of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

         (iii) We express no opinion as to the effect on the opinions expressed herein of (a) the compliance of non-compliance of any party to the Indenture or the Securities (other than the Company and the Co-Registrants) with any laws or regulations applicable to it, or (b) the legal or regulatory status or the nature of the business of any such party; and

         (iv) The effect of judicial decisions which may permit the introduction of extrinsic evidence to supplement the terms of the Indenture or the Securities or to aid in the interpretation of the Indenture or the Securities.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. The Notes, when issued and paid for in accordance with the terms of the Indenture, will constitute the legal, valid and binding obligations of the Company and will be entitled to the benefits of the Indenture.

         2. The Guaranties, when issued in accordance with the terms of the Indenture, will constitute the legal, valid and binding obligations of the Co-Registrants and will be entitled to the benefits of the Indenture.

         We note that the parties have chosen the laws of New York to be the governing law of the Notes and the Guaranties. We express no opinion as to matters governed by any laws other than the substantive laws of the State of New York (including its applicable choice-of-law rules), and the federal laws of the United States of America, in each case as in effect on the date hereof. We have assumed, with your permission, that any provision in the Indenture or the Securities excepting New York choice or conflicts of law rules from any New York choice-of-law provision would not be interpreted to include Section 5-1401 of the General Obligations Law of the State of New York. We express no opinion as to any New York choice-of-law provision in the Indenture or the Securities to the extent that Section 8-106 of the Uniform Commercial Code of the State of New York requires the application of the law of another jurisdiction. For purposes of this opinion, we have assumed that Section 5-1401 of the General Obligations Law of the State of New York would be given effect in accordance with its terms.


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Boyd Gaming Corporation
September 25,1996
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         We hereby consent to the use of this opinion in connection with the
Registration Statement and to the reference to our firm under the caption "Legal Matters" therein.

                                               Very truly yours,

                                               /s/ MORRISON & FOERSTER LLP